Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

FOURTH QUARTER 2015 RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. January 20, 2016.  Amphenol Corporation (NYSE:APH) reported today fourth quarter 2015 diluted earnings per share of $0.63 compared to fourth quarter 2014 results of $0.61 on an as reported basis and $0.63, excluding one-time items.  Such per share amount for the 2014 quarter included a charge for acquisition-related costs of $10 million ($0.02 per share) including $8 million of amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the third quarter of 2014 and $2 million of acquisition-related transaction costs. Sales for the fourth quarter of 2015 were $1.431 billion compared to $1.427 billion for the 2014 period. Currency translation had the effect of decreasing sales by approximately $41 million in the fourth quarter of 2015 compared to the 2014 period.

For the full year ended December 31, 2015, diluted earnings per share was $2.41 on an as reported basis and $2.43 excluding one-time items, compared to $2.21 on an as reported basis and $2.25 excluding one-time items for the comparable 2014 period.

The 2015 period includes a charge for acquisition-related transaction costs of $6 million ($0.02 per share).  The 2014 period included charges for acquisition-related costs of $14 million ($0.04 per share) of which $10 million was associated with acquisition-related costs as described above and $4 million was for other acquisition-related transaction costs.  Sales for the full year ended December 31, 2015 were $5.569 billion compared to $5.346 billion for the 2014 period.  Currency translation had the effect of decreasing sales by approximately $190 million for the full year 2015 compared to the 2014 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are very pleased to report results above the high end of our guidance, despite a very challenging economic environment, with fourth quarter 2015 sales and EPS of $1.431 billion and $0.63, respectively.  Compared to 2014, sales were flat in US dollars and increased by 3% in local currencies, with strength in the automotive and industrial markets offsetting declines in the information technology and data communications market as well as the mobile networks market.  Our growth in local currencies was driven both organically and through the Company’s successful acquisition program.  The Company’s unique entrepreneurial culture continues to drive strong operating performance, resulting in very strong operating margins of 20.2% in the fourth quarter 2015.  This excellent performance is a direct result of our dynamic management team’s ability to drive excellent profitability through disciplined operational execution and an unrelenting focus on all elements of cost. Operating cash flow in the quarter was a record $322 million, an outstanding performance and a clear confirmation of the quality of the Company’s earnings.  I am very proud of our organization as we executed very well in the quarter, despite the current uncertain market environment.”

“We close 2015 having grown sales and diluted earnings per share, excluding one-time items, by 4% and 8% respectively.  In local currencies our sales grew a strong 8%, an excellent reflection of our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for customers in all markets.  This growth was driven by both our organic initiatives as well as our active acquisition program, which continues to expand the Company’s growth opportunities.  Consistent with this strategy, and as previously announced, on January 8, 2016 the Company completed the acquisition of FCI Asia Pte Ltd (FCI), the largest acquisition in the Company’s history.  The acquisition of FCI, a global leader in interconnect solutions for the information technology & data communications, mobile networks and industrial markets, expands Amphenol’s high technology product portfolio while enabling the Company to bring increased value to customers.  We are excited by the great potential that this acquisition creates for Amphenol.  In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value.  This includes the purchase, during the quarter, of 1.0 million shares of the Company’s stock pursuant to our stock repurchase plan, bringing total repurchases in 2015 to over 4.5 million shares.”

“Throughout the course of 2015, the global economy has become increasingly uncertain, with significant devaluations in both currency and commodity markets as well as turbulence in emerging markets resulting in more muted overall growth expectations.  Considering this economic environment, and based on current currency exchange rates,  we expect first quarter 2016 sales in the range of $1.380 billion to $1.420 billion, an increase over 2015 of 4% to 7% in US dollars.

We expect first quarter 2016 diluted EPS (excluding one-time items) in the range of $0.55 to $0.57, a decline of 4% to flat with 2015.  For the full year 2016, we expect to achieve sales in the range of $6.040 billion to $6.200 billion, an increase over 2015 in US dollars of 8% to 11% and -1% to 2% organically.  We expect diluted EPS of $2.54 to $2.62 (excluding one-time items) for the full year 2016, an increase of 5% to 8% over 2015.  This guidance includes accretion of approximately $0.12 from the acquisition of FCI.”

“While 2016 has started amidst an environment of increased global economic uncertainty, we remain extremely excited about the future.  The electronics revolution continues to create a significant, long-term growth opportunity for Amphenol, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  Our ongoing actions to strengthen our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering both organically and through our successful acquisition program, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) Wednesday, January 20, 2016.  The toll free dial-in number to participate in this call is 888-455-0949; International dial-in number is 773-799-3973; Passcode:  LAMPO.  There will be a replay available until 10:59 P.M. (EST) on Saturday, February 20, 2016.  The replay numbers are toll free 888-568-0542; International toll number is 402-998-1512; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$1,430.5	$1,426.5	$5,568.7	$5,345.5

Cost of sales	972.0	969.8	3,789.2	3,651.7

Gross profit	458.5	456.7	1,779.5	1,693.8

Acquisition-related expenses	—	9.6	5.7	14.1

Selling, general and administrative expense	169.5	168.2	669.1	645.1

Operating income	289.0	278.9	1,104.7	1,034.6

Interest expense	(17.2)	(20.2)	(68.3)	(80.4)
Other income, net	3.8	5.2	16.4	18.3

Income before income taxes	275.6	263.9	1,052.8	972.5

Provision for income taxes	(73.0)	(69.1)	(280.5)	(257.3)

Net income	202.6	194.8	772.3	715.2
Less: Net income attributable to noncontrolling interests	(2.5)	(1.3)	(8.8)	(6.1)

Net income attributable to Amphenol Corporation	$200.1	$193.5	$763.5	$709.1

Net income per common share - Basic	$0.65	$0.62	$2.47	$2.26

Weighted average common shares outstanding - Basic	308,535,463	310,030,206	309,079,123	313,136,791

Net income per common share - Diluted (1) (2)	$0.63	$0.61	$2.41	$2.21

Weighted average common shares outstanding - Diluted	315,397,568	317,201,925	316,528,105	320,430,140

Dividends declared per common share	$0.14	$0.125	$0.53	$0.45

Note 1            Earnings per share for the twelve months ended December 31, 2015 included acquisition-related expenses of $5.7 million ($5.7 million after-tax), or $.02 per share, relating to acquisitions closed as well as announced in the second quarter of 2015.  Excluding this effect, diluted earnings per share was $2.43 for the twelve months ended December 31, 2015.

Note 2            Earnings per share for the three months ended December 31, 2014 included acquisition-related expenses of $9.6 million ($6.4 million after-tax), or $.02 per share, relating to 2014 acquisitions closed and the acquired backlog of an acquisition completed in the third quarter of 2014.  For the twelve months ended December 31, 2014, earnings per share included acquisition-related expenses of $14.1 million ($10.3 million after-tax), or $.04 per share, including the $9.6 million described above as well as $4.5 million ($3.9 million after-tax) related to the amortization of acquired backlog of completed acquisitions.  Excluding these effects, diluted earnings per share was $0.63 for the three months ended December 31, 2014 and $2.25 for the twelve months ended December 31, 2014.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	December 31,	December 31,
	2015	2014 (1)
ASSETS

Current Assets:
Cash and cash equivalents	$1,737.2	$968.9
Short-term investments	23.2	360.7
Total cash, cash equivalents and short-term investments	1,760.4	1,329.6
Accounts receivable, less allowance for doubtful accounts of $25.6 and $20.2, respectively	1,104.6	1,123.7
Inventories	851.8	865.6
Other current assets	133.2	133.3

Total current assets	3,850.0	3,452.2

Land and depreciable assets, less accumulated depreciation of $900.9 and $849.6, respectively	609.5	590.7
Goodwill	2,692.9	2,616.7
Intangibles and other long-term assets	306.0	326.3

	$7,458.4	$6,985.9

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$587.8	$618.4
Accrued salaries, wages and employee benefits	105.6	109.9
Accrued income taxes	81.8	90.8
Other accrued expenses	189.7	186.2
Accrued dividends	43.2	38.7
Current portion of long-term debt	0.3	1.6

Total current liabilities	1,008.4	1,045.6

Long-term debt, less current portion	2,813.2	2,654.6
Accrued pension benefit obligations and other long-term liabilities	358.4	347.8

Equity:
Common stock	0.3	0.3
Additional paid-in capital	783.3	659.4
Retained earnings	2,804.4	2,453.5
Accumulated other comprehensive loss	(349.5)	(205.8)

Total shareholders’ equity attributable to Amphenol Corporation	3,238.5	2,907.4

Noncontrolling interests	39.9	30.5

Total equity	3,278.4	2,937.9

	$7,458.4	$6,985.9

Note 1            Effective in the fourth quarter of 2015, the Company adopted ASU 2015-03 and 2015-17 which provide guidance on the balance sheet presentation of deferred debt issuance costs and deferred taxes, respectively.  The December 31, 2014 balances herein have been retroactively restated to reflect the reclassifications required under such standards.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Twelve months ended
	December 31,
	2015	2014 (1)

Cash from operating activities:
Net income	$772.3	$715.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	171.6	168.1
Stock-based compensation expense	44.2	41.4
Excess tax benefits from stock-based compensation payment arrangements	(16.2)	(32.3)
Net change in components of working capital	46.9	(18.9)
Net change in other long-term assets and liabilities	11.7	7.4

Net cash provided by operating activities	1,030.5	880.9

Cash from investing activities:
Purchases of land and depreciable assets	(172.1)	(209.1)
Proceeds from disposals of land and depreciable assets	8.7	5.6
Purchases of short-term investments	(134.7)	(721.0)
Sales and maturities of short-term investments	470.6	660.8
Acquisitions, net of cash acquired	(199.8)	(518.2)

Net cash used in investing activities	(27.3)	(781.9)

Cash from financing activities:
Proceeds from issuance of senior notes	—	1,498.1
Long-term borrowings under credit facilities	132.6	806.5
Repayments of long-term debt	(217.7)	(2,350.0)
Borrowings under commercial paper program, net	238.7	585.4
Payment of costs related to debt financing	—	(11.1)
Proceeds from exercise of stock options	64.4	97.8
Excess tax benefits from stock-based compensation payment arrangements	16.2	32.3
Distributions to shareholders of noncontrolling interests	(6.1)	(3.6)
Purchase and retirement of treasury stock	(248.9)	(539.4)
Dividend payments	(159.3)	(101.9)

Net cash (used in) provided by financing activities	(180.1)	14.1

Effect of exchange rate changes on cash and cash equivalents	(54.8)	(31.0)

Net change in cash and cash equivalents	768.3	82.1
Cash and cash equivalents balance, beginning of period	968.9	886.8

Cash and cash equivalents balance, end of period	$1,737.2	$968.9

Cash paid for:
Interest	$64.1	$67.4
Income taxes	250.7	209.6

Note 1            In 2015, the Company changed the reporting for borrowings and repayments related to the Company’s commercial paper program from a gross basis to a net basis, to the extent such borrowings under this program have maturities that are three months or less.  The Company has restated the prior period balances above to reflect such change.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in millions)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales:
Interconnect Products and Assemblies	$1,349.6	$1,342.5	$5,239.1	$4,992.6
Cable Products and Solutions	80.9	84.0	329.6	352.9
Consolidated	$1,430.5	$1,426.5	$5,568.7	$5,345.5

Operating income:
Interconnect Products and Assemblies	$301.9	$301.2	$1,158.3	$1,088.0
Cable Products and Solutions	10.1	10.2	40.3	43.8
Stock-based compensation expense	(12.1)	(12.0)	(44.2)	(41.4)
Other operating expenses	(10.9)	(10.9)	(44.0)	(41.7)
Operating income, excluding one-time items	289.0	288.5	1,110.4	1,048.7

Acquisition-related expenses	—	(9.6)	(5.7)	(14.1)
Consolidated	$289.0	$278.9	$1,104.7	$1,034.6

ROS%:
Interconnect Products and Assemblies	22.4%	22.4%	22.1%	21.8%
Cable Products and Solutions	12.5%	12.1%	12.2%	12.4%
Stock-based compensation expense	-0.8%	-0.8%	-0.8%	-0.8%
Other operating expenses	-0.8%	-0.8%	-0.8%	-0.8%

ROS, excluding one-time items	20.2%	20.2%	19.9%	19.6%

Acquisition-related expenses	0.0%	-0.7%	-0.1%	-0.2%
Consolidated	20.2%	19.5%	19.8%	19.4%